Exhibit 10.10
[QNTM LETTERHEAD]
May 25, 2026
Re:    Amended Employment Letter
Dear Raj:
This letter sets forth the terms and conditions of your continued employment as the President and Chief Executive Officer of Quantinuum (sometimes referred to as the “Company”). The effective date (the “Effective Date”) of this letter will be the closing of the initial public offering of Quantinuum Inc.’s class A common stock (the “IPO”).
In connection with the IPO, you will appointed as the President and Chief Executive Officer of Quantinuum Inc. (“Pubco”), and you will report to the Board of Directors of Pubco (the “Board”). In addition, effective as of the Effective Date, you will be entitled to the following compensation and benefits package:
COMPENSATION
Base Salary: Your annual base salary will be $550,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors.
Annual Incentive Compensation: Your target incentive compensation opportunity will be 100% of your annual cash base salary earnings during the year. Your actual incentive compensation award (“IC Award”) shall be based upon your performance against established performance measures established by the Board or its Talent and Compensation Committee (the “Compensation Committee”) and will be subject to the terms and conditions of the Company’s applicable bonus program (which may include the Management Incentive Plan or any successor bonus plan or program). IC Awards are paid in the first quarter of the following year (e.g., 2027 for 2026 services), subject to continued employment through the applicable payment date. Your 2026 IC Award (if any) will be calculated to reflect that your target incentive compensation opportunity between January 1, 2026 through the Effective Date was 40% of your annual cash base salary earnings for such portion of the year.
Long-Term Incentive Awards: In connection with the IPO, the Board will approve the grant to you of (i) a restricted stock unit award covering shares of Pubco’s class A common with a dollar-denominated value equal to $4.7 million and (ii) a stock option to purchase shares of Pubco’s class A common stock with a grant-date fair value equal to $4.7 million (together, the “IPO LTI Awards”). The terms of the IPO LTI Awards will be governed by the terms and conditions of Pubco’s 2026 Incentive Award Plan and award agreements to be entered into between you and Pubco.
STOCK OWNERSHIP GUIDELINES FOR QUANTINUUM OFFICERS
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As an executive officer of Pubco, you hereby agree that you may be required to hold Pubco shares in accordance with any stock ownership policy or guidelines of Pubco, as may be adopted by the Board or the Compensation Committee from time to time.
SEVERANCE BENEFITS
In the event you (i) are involuntarily terminated other than for Cause, or (ii) voluntarily initiate your own termination for Good Reason within the fifteen (15) month period commencing three (3) months prior to the date of a Change of Control or Liquidity Event, you will be entitled to twelve (12) months of base salary continuation. You will be required to execute a release of claims in favor of the Company and its affiliates (including Pubco), and you may be required to agree to certain non-disclosure covenants, as a condition of receiving severance benefits. Please refer to Exhibit A for definitions of the capitalized terms.
LOCATION; OTHER BENEFITS
Your employment will continue to be based in Broomfield, Colorado. You will be entitled to participate in such other employee benefit plans as are offered to other Company employees.
INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS
You acknowledge and agree that you previously executed (i) Quantinuum’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information”, and (ii) the “Quantinuum Noncompete Agreement for Select Management Employees”, both of which remain in full force and effect.
TAX MATTERS
All payments to you under this letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withhold any and all such taxes from amounts payable under this letter agreement.
To the extent applicable, this letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Notwithstanding anything to the contrary in this letter, no compensation or benefits will be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).
ACCEPTANCE OF OFFER
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Please indicate your acceptance of this letter by electronically signing this letter via DocuSign.
Congratulations,

Vimal Kapur
Quantinuum
Director
Read and Accepted:

/s/ Rajeeb Hazra RAJEEB HAZRA	27 May 2026 Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Quantinuum will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Quantinuum may terminate your employment at any time.
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EXHIBIT A
CERTAIN DEFINITIONS
“Cause” means any of the following, as determined by the Board in consultation with counsel retained by the Board to advise on that determination: (i) clear evidence of a significant violation of the Company’s Code of Business Conduct; (ii) deliberate insubordination; (iii) willful failure to comply with written Company policy(ies); (iv) a fraud committed against Quantinuum; (v) the misappropriation, embezzlement or reckless or willful destruction of Company property; (vi) the willful failure to perform, or gross negligence in the performance of, your duties; (vii) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (viii) the knowing falsification of any records or documents of the Company; (ix) a significant breach of any statutory or common law duty of loyalty to the Company; (x) intentional and improper conduct that is significantly prejudicial to the business of the Company; or (xi) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation. For purposes of this definition, references to the “Company” include Quantinuum and its affiliates, including Pubco.
“Change of Control” shall mean a transaction or a series of transactions (not otherwise qualifying as an initial public offering) whether by way of (i) merger or consolidation in which fifty percent (50%) or more of the outstanding voting securities of PubCo are sold, transferred, or exchanged for securities or other consideration issued by an acquiring entity, (ii) the sale, transfer or exclusive license of all or substantially all of the assets of PubCo, or (iii) the sale or transfer of fifty percent (50%) or more of the issued and outstanding capital stock of PubCo to any person or entity.
“Good Reason” shall mean your voluntary termination, within thirty (30) days following the expiration of any Company cure period, following the occurrence of one or more of the following, without your consent: (i) a material reduction of your title, duties, authority, or responsibilities, relative to your title, duties, authority, or responsibilities as in effect immediately prior to such reduction; or (ii) a material reduction by the Company of your annual base salary. You may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and such condition must not have been remedied by the Company within thirty (30) days following the date of such notice. For purposes of this definition, references to the “Company” include Quantinuum or its affiliates, including Pubco.
“Liquidity Event” shall have such definition as is contained in your restricted share award agreement with Quantinuum, dated December 20, 2023.

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